UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
_______________
Form 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of report (date of earliest event reported):

December 12, 2014

EXTREME NETWORKS, INC.
(Exact name of registrant as specified in its charter)

Delaware	000-25711	77-0430270
(State or other jurisdiction of incorporation)	(Commission File No.)	(I.R.S. Employer Identification No.)

145 Rio Robles
San Jose, California 95134

(Address of principal executive offices)

Registrant's telephone number, including area code:
(408) 579-2800

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
(d)
On December 18, 2014, Extreme Networks, Inc. (“Extreme Networks” or the “Company”) announced that, on and effective December 12, 2014, Raj Khanna was elected as a member of the Extreme Networks’ Board of Directors (the “Board of Directors”). Mr. Khanna was also appointed as a member of the Audit Committee of the Board of Directors on the same date. There are no arrangements or understandings between Mr. Khanna or any other persons pursuant to which Mr. Khanna was elected as a director.

Mr. Khanna, 68, has thirty plus years of corporate finance, internal audit and business management experience at Qualcomm, Sun Microsystems and Xerox Corporation. He worked at Qualcomm Inc. for 7 years, until 2011, as Vice President of Corporate Audit. Prior to joining Qualcomm Inc. in 2004, Mr. Khanna worked for 13 years with Sun Micro Systems Inc. where he held a variety of leadership positions in Finance including Vice President of Finance for Sun Services division and Vice President of Internal Audit. In addition, from 1974 through 1991, Mr. Khanna held controller and managerial roles at Xerox Corporation. Mr. Khanna holds a M.B.A. from the University of Rochester and graduated from Indian Institute of Technology, India with a Bachelor of Technology degree in Mechanical Engineering.
Mr. Khanna will be eligible to receive compensation as a non-employee director of the Company as described in the Company's Definitive Proxy Statement as filed with the Securities and Exchange Commission on October 2, 2014.

A copy of the press release announcing Mr. Khanna's election to the Board of Directors is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits.
(d) Exhibits.

99.1	Press Release of Extreme Networks, Inc.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.
Date: December 18, 2014

EXTREME NETWORKS, INC.

By:	/s/ ALLISON AMADIA
Allison Amadia
Vice President, General Counsel, and Corporate Secretary